                                                                   Exhibit 10.31


Prisma Express / MetaCreations International Ltd.

Software License Agreement Amendment

The Agreement between PRISMA Express and MetaTools, Inc. for the licensing of MetaTools products, dated December 30, 1996 and amended on March 31, 1997 herewith is amended as follows:

1. MetaCreations International Ltd. (hereinafter MetaCreations), located at Wilson House, Fenian Street, Dublin 2, Ireland, is the successor to MetaTools, Inc. and Fractal Design Corporation. MetaTools, Inc. and/or Fractal Design Corporation shall hereinafter be referred to as MetaCreations.

2. MetaCreations guarantees, that in addition to all MetaCreations products licensed previously the products licensed shall also include all existing Fractal Design products as well as upgrades and revisions thereof.

3.   MetaCreations extends the original contract until December 31, 1998.

4. The minimum guarantee license fee will increase from $[**] US dollars to $[**]US dollars. The minimum guarantee royalties remaining to be paid under the existing agreement and amendments shall be paid as follows:

     -   $[**] on September 30, 1997;

     -   $[**] on October 13, 1997;

     -   $[**] on December 15, 1997

     -   $[**] on January 15, 1998

     -   $[**] on February 28, 1998

     -   $[**] on March 30, 1998

     -   $[**] on April 30, 1998

     -   $[**] on May 30, 1998

     -   $[**] on June 30, 1998

     -   $[**] on July 30, 1998

     -   $[**] on August 30, 1998

     -   $[**] on September 30, 1998


     Licensee reaffirms and acknowledges that the licensing payments are guarantee nonrefundable minimum royalties payable to MetaCreations due on the payment dates as noted above and that any change to these payments must be agreed to in writing by the Chief Financial Officer of MetaCreations. Through September 30,

     [*] Confidential treatment requested

    1998, at the end of each quarter, the cumulative minimum quarterly licensing payments to date will be compared to the licensing payments due based on products shipped to date. If the licensing fees due on the products shipped to date exceeds the minimum quarterly license fees paid, then within 45 days after the end of the quarter Licensee will remit an additional payment to MetaCreations equal to the amount exceeding the minimum payments. From October 1, 1998 through the remainder of the agreement, licensing fees will be paid on a monthly basis within 30 days of the end of the month.

4. The test of Section 4(d) of the Agreement is deleted in its entirety and replaced as follows:

    At any time up to one year after termination of this agreement, as amended, MetaCreations, upon ten (10) days prior written notice, may cause an audit to be made of the applicable records of Licensee relating to the Products in order to verify statements issued by Licensee. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such audit. Any such audit shall be conducted by any so-called "big six" independent firm of certified public accountants appointed by MetaCreations during regular business hours at Licensee's offices and in such a manner as not to interfere with the normal business activities of Licensee. In the event that any such audit reveals a variance of more than $[**] US dollars in royalties payable to MetaCreations, Licensee shall pay the cost of said audit in addition to royalties due and any interest payable thereon.

6.   Section 16 is hereby added to the Agreement as follows:

     16.  Inspection, Records and Reporting:

          16.1 Reports.Licensee shall provide MetaCreations with monthly operations reports of Licensee's activities in marketing the Products in the Territory. Each such report shall be due within thirty (30) days after the end of the month to which it relates and shall include, among other things:

               16.1.1 A summary of all of the Licensee's marketing activities with respect to the Products.

               16.1.2 Upon MetaCreations' request, a summary of competitor's product introductions and activities in the Territory.

               16.1.3 A sell-through report which details the number of Products shipped from Licensee's warehouse to sub-distributors and or resellers, on a monthly basis.

               16.1.4 A forecast of expected shipments for the next 90 days by product and a summary of the planned marketing activities.

     [*] Confidential treatment requested 16.1.5

               16.1.5 Upon the reasonable request of MetaCreations, any
                      additional information concerning the distribution of Products within the Territory.

          16.2 Registered Users. MetaCreations and/or Licensee agree to place a user registration card into each unit of the Product shipped. Licensee shall use commercially reasonable efforts to collect such cards from users and register them in a reasonable electronic format. Licensee further agrees that these registered user databases are the exclusive property of MetaCreations and that any copy(ies) of such data that Licensee obtains shall be provided to MetaCreations upon thirty (30) days of written request.

     In the event that any provision of this amendment or the whole license Agreement is unenforceable or invalid under any applicable law or to be held so by applicable court decision, the remaining Agreement, as amended, stays enforceable and valid and in such event, any such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.


MetaCreations International Ltd        PRISMA Express GmbH


/s/ Terance A. Kinninger               /s/ Peter Wernstedt   /s/Detlef Schmuck
------------------------------------   ---------------------------------------
Terance A. Kinninger, Director         Signature


September 10, 1997                     Peter Wernstedt        Detlef Schmuck
------------------------------------   ---------------------------------------
Date                                   Print Name


                                       President
                                       ---------------------------------------
                                       Title


/s/ John Hartnett                      September 10, 1997
------------------------------------   ---------------------------------------
John Hartnett, Officer                 Date


September 10, 1997
------------------------------------
Date